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                                                                     EXHIBIT 2.2

                  AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

         AMENDMENT No. 1, dated as of July 15, 2004 (this "Amendment"), by and between McAfee, Inc. ("McAfee"), a Delaware corporation formerly named Networks Associates, Inc. (on behalf of itself as well as on behalf of Networks Associates Technology, Inc., a Delaware corporation; McAfee International B.V., a Netherlands corporation; Network Associates (India) Private Limited, an Indian private limited company; and McAfee Japan Co., Ltd., a Japanese corporation) and Network General Corporation, a Delaware corporation (formerly named Starburst Technology Holdings, Inc.) ("Purchaser") (each, a "Party" and collectively, the "Parties").

                              W I T N E S S E T H :

         WHEREAS, the Parties have previously entered into an Asset Purchase Agreement, dated as of April 22, 2004 (the "APA"), and capitalized terms used but not defined herein shall have the meaning set forth in the APA;

         WHEREAS, the terms of the APA as in effect prior to this Amendment provided that on the Closing Date Purchaser was, among other things, to acquire the Accounts Receivable of the Business with respect to sales prior to the Closing Date, subject to an obligation of McAfee to repurchase all uncollected such Accounts Receivable on the 60th day after Closing;

         WHEREAS, the terms of the APA as in effect prior to this Amendment provided that a calculation of Modified Working Capital would be delivered by McAfee at the Closing that would reflect Modified Working Capital levels as of close of business on the day immediately prior to the Closing;

         WHEREAS, the Parties now mutually desire to amend the APA as further set forth herein to, among other things, (1) provide that McAfee will retain at Closing the Accounts Receivable of the Business for the period prior to the Closing Date, (2) eliminate such Accounts Receivable from the definition of Modified Working Capital, and (3) change the date of the Modified Working Capital set forth in the compliance certificate delivered pursuant to Section 9.3(b) to as of the close of business on June 30, 2004;

         WHEREAS, pursuant to Section 11.3 of the APA, the APA may be amended by at any time by execution of an instrument in writing signed by Purchaser and McAfee (on behalf of the Sellers).

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

         SECTION  1. AMENDMENT OF APA SECTION 1.1.

         (a) The Parties agree that the definition of "Trademarked Assets" is hereby deleted and replaced with the following:

                           " "Trademarked Assets" has the meaning set forth in
                  Section 8.9(b) hereof."

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                                                                               2

         (b) The Parties agree that the definition of "Modified Working Capital" is hereby deleted and replaced with the following:

                           " "Modified Working Capital" means, as of the date of
                  determination, (x) the aggregate dollar value of Modified Inventory (without reserves), less (y) those items constituting Assumed Liabilities pursuant to Section 2.3(a)(i) (trade payables) and Sniffer Deferred Revenue, determined in each case in accordance with GAAP (excluding reserves in the case of Modified Inventory), provided that for purposes of calculating Modified Working Capital, the portion of Sniffer Deferred Revenue that is manual deferred revenue (excluding manual adjustments for Japan, Brazil and SAP 3.0) shall not be less than $8.0 million."

         SECTION  2. AMENDMENT OF APA SECTION 2.2.

         (a) The Parties agree that Section 2.2(a)(ix) of the APA is hereby deleted and replaced with the following:

                           "(ix) all Accounts Receivable with respect to sales
                  by the Business on or after the Closing Date;"

         (b) The Parties agree that Section 2.2(b)(iii) of the APA is hereby deleted and replaced with the following:

                           "(iii) (A) all Accounts Receivable outstanding as of
                  the close of Business on the date prior to the Closing Date and (B) all cash on hand and cash equivalents of any Seller;"

         SECTION  3. AMENDMENT OF APA SECTION 2.3.

         The Parties agree that Section 2.3(c)(xii) of the APA is hereby deleted and replaced with the following:

                           "(xii) any channel incentives or other distribution
                  discounts attributable to the period prior to the Closing
                  Date."

         SECTION  4. AMENDMENT OF APA SECTION 2.5.

         (a) The Parties agree that the first sentence of Section 2.5(b) is hereby deleted and replaced with the following:

                  "Purchaser shall pay the Purchase Price, minus the Second Closing Amount, in cash or immediately available funds to the Sellers on the Closing Date by electronic wire transfer to an account or accounts of Sellers designated by McAfee at least three (3) days prior to the Closing Date, provided that if there is any Decreased Amount, the Purchase Price shall be reduced by such amount payable to Sellers on the Closing Date."

         (b) The Parties agree that the following shall be inserted as a new
Section 2.5(c) of the APA:


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                                                                               3

                            "(c) NAI agrees to use commercially reasonable
                  efforts to collect the Accounts Receivable outstanding as of the close of business on the date prior to the Closing Date as soon as practicable after the Closing Date, and shall not extend the payment due dates for such Accounts Receivable other than in the ordinary course of business consistent with past practice. During the period from and including the Closing Date through and including the 60th day after the Closing Date, Purchaser agrees to pay to NAI interest on the aggregate outstanding balance of uncollected Accounts Receivable of the Business attributable to the period prior to the Closing Date. Interest shall be calculated and payable based on a per annum rate of three percent (3%) on the daily uncollected balance. After such 60th day, NAI will deliver to Purchaser a schedule in reasonable detail indicating the aggregate Closing Date Accounts Receivable balance, the daily collection experience on such receivables, the daily interest payable on the uncollected Accounts Receivable and the aggregate interest payable for such period. The amount payable under this Section 2.5(c) shall be paid promptly (following delivery of the schedule referred to in this paragraph) by wire transfer of immediately available funds to an account designated by NAI in the above calculation. If there is any dispute as to the amount payable, Purchaser will pay that amount that is not in dispute and the dispute will be resolved in the manner contemplated beginning in the second sentence of
                  Section 2.6(c)."

         SECTION  5. AMENDMENT OF APA SECTION 2.6.

         (a) The Parties agree that the first sentence of Section 2.6(a) is hereby deleted and replaced with the following two sentences:

                  "Within thirty (30) days after the Closing Date, NAI will deliver to Purchaser a certificate that sets forth in reasonable detail a calculation of Modified Working Capital as of the opening of business on the Closing Date (such certificate being the "Supplemental Certificate"). Within thirty (30) days after the delivery of such Supplemental Certificate, Purchaser (with the assistance of NAI to the extent requested by Purchaser) will, at its own expense, review the calculation of Modified Working Capital as of the opening of business on the Closing Date delivered by NAI in the Supplemental Certificate."

         (b) The Parties agree that the last sentence of Section 2.6(e) is hereby deleted and replaced with the following:

                  "The term "Final Modified Working Capital Calculation" means the Modified Working Capital amount (i) as shown in the Supplemental Certificate if Purchaser does not deliver the Calculation pursuant to Section 2.6(a), (ii) as shown in the Calculation pursuant to Section 2.6(a) if no Objection Notice is timely received pursuant to Section 2.6(b), or (iii) if an Objection Notice is timely received, as determined by the procedures set forth in Section 2.6(c)."

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                                                                               4

         SECTION  6. AMENDMENT OF APA SECTION 4.5.

         The Parties agree that the last sentence of Section 4.5 is hereby deleted and replaced with the following:

                  "Purchaser shall pay seven hundred fifty thousand dollars ($750,000) (such amount, the "Second Closing Amount") of the Purchase Price in cash or immediately available funds to the Sellers at the Second Closing by electronic wire transfer to an account or accounts of Sellers designated by NAI at least three (3) days prior to the date of the Second Closing."

         SECTION  7. AMENDMENT OF APA SECTION 8.9.

         (a) The Parties agree that Section 8.9(a) of the APA is hereby deleted and replaced with the following:

                            "(a) Purchaser will promptly pay to NAI any Accounts
                  Receivable attributable to sales by the Business prior to the Closing Date which are collected by Purchaser on or after the Closing Date. Sellers shall promptly pay to Purchaser any Accounts Receivable attributable to sales by the Business on or after the Closing Date which are collected by Sellers on or after the Closing Date."

         (b) The Parties agree that Section 8.9(b) of the APA is hereby deleted.

         (c) The Parties agree that Section 8.9(c) of the APA is hereby renumbered as Section 8.9(b).

         SECTION  8. AMENDMENT OF APA SECTION 9.3(b).

         The Parties agree that subsection (ii) of Section 9.3(b) of the APA is hereby deleted and replaced with the following:

                           "(ii) sets forth in reasonable detail a calculation
                  of Modified Working Capital as of June 30, 2004 (the "NAI Officer's Certificate")."

         SECTION  9. AMENDMENT OF APA SECTION 10.2(h).

         The Parties agree that Section 10.2(h) of the APA is hereby amended to delete the reference to "Section 10.2(f)(iii)" contained in the proviso to
Section 10.2(h) and replace it with "Section 10.2(h)."

         SECTION  10. AMENDMENT OF SECTION 6B OF THE ASSET SCHEDULE.

         The Parties agree that Section 6B of the Asset Schedule is hereby deleted and replaced with Exhibit A attached hereto. The Parties further agree that Section 6B of the Asset Schedule may be supplemented or amended, by written agreement of McAfee and the Purchaser, to reflect any changes as of the date of the Second Closing.

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         SECTION  11. MISCELLANEOUS.

         (a) Except as specifically provided for in this Amendment, the terms of the APA shall be unmodified and shall remain in full force and effect.

         (b) This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Amendment nor any rights or obligations hereunder shall be assigned or delegated by either Party except in connection with an assignment of the APA in accordance with the terms thereof. This Amendment is not intended to confer upon any person or entity other than the Parties and their permitted assigns any rights or remedies.

         (c) This Amendment may be amended only by a written instrument signed by each of the Parties. No provision of this Amendment may be extended or waived orally, but only by a written instrument signed by the Party against whom enforcement of such extension or waiver is sought. All notices and other communications provided for herein shall be dated and in writing.

         (d) This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. This Amendment shall be effective upon execution by both of the Parties. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.



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         IN WITNESS WHEREOF, the Parties have duly executed and delivered this
Amendment as of the day and year first above written.

                                      MCAFEE, INC.


                                      By: /s/ KENT H. ROBERTS
                                          -----------------------------------
                                          Name:  Kent H. Roberts
                                          Title: EVP and General Release

                                      NETWORK GENERAL CORPORATION


                                      By: /s/ GENE FRANTZ
                                          -----------------------------------
                                          Name:
                                          Title:

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                                    EXHIBITS

         The following exhibits listed below shall be supplementally provided upon request by the SEC:

         Exhibit A              New Section 6B of Asset Schedule